Exhibit ____
Sub-Item 77I

Dreyfus Yield Advantage Fund
Dreyfus Institutional Yield Advantage Fund

As described in the current prospectus of each series, on November 15, 2001, the Management Agreement between The Dreyfus Corporation ("Dreyfus") and Dreyfus Investment Grade Bond Funds, Inc. (the "Fund") was amended to include two new series, the Dreyfus Yield Advantage Fund (the "Retail Series") and Dreyfus Institutional Yield Advantage Fund (the "Institutional Series", and along with the Retail Series, each a "Series"), whereby Dreyfus now serves as investment manager of each Series.

Overview.

The Series have identical investment objectives and policies. The primary investment objective of each Series is to seek as high a level of current income as is consistent with the preservation of capital with minimal changes in share price. To pursue its goal, each Series invests all of its assets in investment grade fixed-income securities of U.S. and foreign issuers or the unrated equivalent as determined by Dreyfus. These securities include: U.S. government bonds and notes, corporate bonds, municipal bonds, convertible securities, preferred stocks, asset-backed securities, mortgage-related securities and foreign bonds. In addition, each Series will maintain a minimum average credit quality rating of "A" for its portfolio securities.

Each series is designed to provide a very high degree of share price stability while generating returns higher than money market funds over time and, thus, may be an investment alternative to money market funds and other fixed income funds. Each series will focus primarily on U.S. securities, but may invest up to 10% of its total assets in fixed-income securities of foreign issuers.

To help maintain a very high degree of share-price stability and preserve shareholders' capital, each Series seeks to keep the average effective duration of its overall portfolio at one year or less.

Compensation.

The annual management fee for the Retail Series and Institutional Series is 0.50% and 0.20%, respectively, of their respective average daily net assets. Total expenses will be capped at least until July 31, 2002 at 0.75% for the Retail Series and 0.45% and 0.20%, respectively, for the Investor shares and Institutional shares of the Institutional Series.

Different Account Policies.

The Retail Series has a minimum initial investment of $10,000, while both classes of the Institutional Series have a minimum of $10,000,000 (in the aggregate among the Institutional Series and the Dreyfus Cash Management Funds).

All shares of both the Retail and Institutional Series are sold at net asset value per share, with no sales load or contingent deferred sales charge, except that the Retail
Series has an early redemption fee of 0.25% for shares sold within 30 days of purchase.

The Retail Series does not have check-writing privileges.

The Fund has adopted a Shareholder Services Plan pursuant to which it pays the Distributor for the provision of certain services to shareholders a fee at the annual rate of 0.25% of the value of the average daily net assets of The Retail Series.

The Institutional Series's Investor shares are subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Under the Service Plan, the Fund pays the Distributor for distributing Investor shares, for advertising and marketing Investor shares and for providing certain services relating to Investor shares shareholder accounts, such as answering shareholder inquiries regarding the Fund and providing reports and other information, and services related to the maintenance of such shareholder accounts ("Servicing"), at an annual rate of 0.25% of the value of the Institutional Series's average daily net assets attributable to Investor shares. The Distributor may pay one or more Service Agents a fee in respect to the Institutional Series's Investor shares owned by shareholders with whom the Service Agent has a Servicing relationship or for whom the Service Agent is the dealer or holder of record.

The Agreements and Plans mentioned above are fully described where indicated below:

Management Agreement - Exhibit (d) of Post-Effective
Amendment No. 19 to the Registration Statement on Form N-1A, filed on November 14, 2001.

Distribution Agreement - Exhibit (e)(1) of Post-Effective
Amendment No. 19 to the Registration Statement on Form N-1A, filed on November 14, 2001.

Service Plan - Exhibit (m) of Post-Effective Amendment No.
19 to the Registration Statement on Form N-1A, filed on November 14, 2001.

Shareholder Services Plan - Exhibit (e) of Post-Effective
Amendment No. 15 to the Registration Statement on Form N-1A, filed on May 2, 2001.

Rule 18f-3 Plan - Exhibit (n) of Post-Effective Amendment
No. 19 to the Registration Statement on Form N-1A, filed on
November 14, 2001.